Exhibit 99.2

Consent of Lehman Brothers Inc.

     We hereby consent to the use of our opinion letter dated October 27, 2003 to the Board of Directors of R.J. Reynolds Tobacco Holdings, Inc. (the “Company”) attached as Annex E to the Proxy Statement/Prospectus included in the Registration Statement of Reynolds American Inc. on Form S-4 (the “Registration Statement”) and to the references to our firm in the Registration Statement under the headings “Summary — Recommendation of the RJR Board of Directors,” “The Combination Transactions — Background of the Combination Transactions,” "— Recommendation of RJR’s Board of Directors — Reasons of RJR for the Combination Transactions,” and “— Opinions of Financial Advisors to RJR”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act.

LEHMAN BROTHERS INC.

	By:	/s/ Lehman Brothers Inc.

New York, New York

June 23, 2004